UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 25, 2016

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-839-8800

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2016, Grandparents.com, Inc. (the “Company”) entered into a consulting agreement with John Sweeney (the “Agreement”), pursuant to which Mr. Sweeney was appointed to serve as a consultant performing the duties and responsibilities typically associated with the title of Chief Financial Officer.

Mr. Sweeney, age 58, has served as a consultant for various businesses for finance, law, compliance, tax, M&A and operations since 2012. In addition, Mr. Sweeney has served as an attorney with Sweeney Legal, LLC, a law practice, focused on business, tax and elder law since 2012. From 2009 to 2012, Mr. Sweeney served as Vice President and Director of Tax for The Hanover Insurance Group, Inc., a U.S. domiciled property and Casualty Company. From 2005 to 2008, Mr. Sweeney served as Chief Financial Officer & General Counsel for Longevity Alliance, LLC, a small private equity portfolio company focused on the senior market for insurance and financial services.

Mr. Sweeney was not appointed to such position pursuant to a prior arrangement or understanding between him and any other person, and he has no family relationship with anyone at the Company or any of its affiliates. Additionally, there are no transactions involving the Company and Mr. Sweeney that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to the Agreement, Mr. Sweeney will be paid a consulting fee of $1,000 per day.

Pursuant to the Agreement, the Company will recommend to the board of directors to grant Mr. Sweeney an option to purchase 1,000,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2012 Stock Incentive Plan (the “Plan”). The Option will vest in full on the first to occur of (i) October 5, 2016, (ii) the consummation of a Corporate Transaction of the Company (as defined in the Plan) and (iii) a change in control, in each case subject to Mr. Sweeney’s continued employment as of the applicable vesting date.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2016	GRANDPARENTS.COM, INC.

	By:	/s/ Lee Lazarus
Lee Lazarus
Chief Operating Officer

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